                                                                  Exhibit (12)




                       PHH CORPORATION AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)
                            Nine Months                          Year Ended April 30,
                               Ended     ---------------------------------------------------------------------
                             01/31/94             1993          1992          1991          1990          1989
                           ------------- -------------  ------------  ------------  ------------   -----------
Income from continuing
operations before income
taxes                         $79,201          94,238$        83,117       $77,759       $89,698       $77,525
Add:
  Interest expense            124,979          193,935       237,058       302,853       352,469       284,845
  Interest portion of          6,638             8,456         8,665         7,796         6,251         6,224
rentals*                   ------------- ------------- ------------- ------------- ------------- -------------
Earnings available for
fixed charges                $210,818         $296,629      $328,840      $388,408      $448,418      $368,594
                           ------------- ------------- ------------- ------------- ------------- -------------
                           ------------- ------------- ------------- ------------- ------------- -------------

Fixed charges:
  Interest expense           $124,979         $193,935      $237,058      $302,853      $352,469      $284,845
  Interest portion of
rentals*                       6,638             8,456         8,665         7,796         6,251         6,224
                           ------------- ------------- ------------- ------------- ------------- -------------
                             $131,617         $202,391      $245,723      $310,649      $358,720      $291,069
                           ------------- ------------- ------------- ------------- ------------- -------------
                           ------------- ------------- ------------- ------------- ------------- -------------

Ratio of earnings to fixed
charges                        1.60               1.47          1.34          1.25          1.25          1.27
                           ------------- ------------- ------------- ------------- ------------- -------------
                           ------------- ------------- ------------- ------------- ------------- -------------

*Amounts   reflect   a  one-third  portion  of  rentals,  the  portion  deemed
representative of the interest factor.

Note: The interest included in fixed charges consists of the amounts identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.
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